AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made this 15th day of November, 2000 by and between LAKEVIEW INVESTMENT PARTNERSHIP, a Florida general partnership (hereinafter referred to as "Seller"), and LAKE CRYSTAL BND-HFAH, INC., a Florida corporation (hereinafter referred to as "Buyer").

                                    RECITALS:

I. Seller owns one parcel of improved real property (the "Property") located in Palm Beach County, Florida, being approximately 27.0159 acres, more or less, as more particularly described as set forth on Exhibit "A" attached hereto, upon which there are 336 multi-family residential units ("Units"), with corresponding amenities and parking.


II. Within the Property is a recreation area, ("Recreation Area") which is more particularly described as set forth on Exhibit "B" attached hereto.

III. The Property, including the Recreation Area, is encumbered by that certain mortgage ("HFA Mortgage") dated the 15th day of December, 1998, by and between the Housing Finance Authority of Palm Beach County, Florida ("HFA") and Seller, which secures a promissory note ("HFA Note") in the original principal amount of Thirteen Million Ninety Thousand Dollars ($13,090,000.00) issued in connection with those certain Multi-Family Housing Revenue Bonds Series 1998, (the "Bonds") which were issued by the HFA. Said mortgage was assigned by instrument recorded in Official Records Book 10813 page 1429 to Reliance Trust Company, as Trustee, pursuant to the certain Trust Indenture dated 12/1/98, by and between the HFA and the Trustee, relating to the Authority's $13,090,000.00 Housing Finance
     Authority of Palm Beach County Florida MultiFamily Housing Revenue Refunding Bonds Series 1998 (Lake Crystal Apartment Project).

IV. The Recreation Area is further encumbered by that certain second mortgage dated the 20th day of June, 1996, as modified on December 15, 1998, by and between Republic Security and Seller, which secures a promissory note in the original principal amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00).

V. Simultaneous with the execution of this Agreement, Lake Crystal MRK-HFAF, Inc. ("Okeechobee Buyer") and Okeechobee Investment, L.L.C., a Florida limited liability company, shall execute an Agreement of Purchase and Sale ("Okeechobee Agreement") for that certain parcel of improved real property ("Okeechobee Property") located in Palm Beach County, Florida, as more particularly described as set forth on Exhibit "C" attached hereto. All deposits made by Buyer pursuant to the Okeechobee Agreement shall be referred to throughout this Agreement as "Okeechobee Deposit." The parties hereby agree that the closing of this Agreement occur concurrently with the closing of the Okeechobee Agreement; that a default of this Agreement be deemed a default of the Okeechobee Agreement; and that termination of this Agreement be deemed termination of the Okeechobee Agreement, all as more fully set forth herein.


                             Exhibit 10.26 - Page 1

VI. Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer, under certain terms and conditions as hereinafter more particularly set forth, together with the following:

(a) The Real Property. The Property, together with all right, title and interest, if any, in and to the streets and roads abutting such Property to the center lines thereof, (provided the same are not dedicated public streets) any strips and gores within or adjoining such Property, the air space and right to use the air space above such Property, all rights of ingress and egress by motor vehicles to parking facilities on or within such Property, all alley, drainage, mineral, water, oil and gas rights, and the tenements, hereditaments, easements, rights-of-way and appurtenances belonging or in anyway appertaining thereto;

(b) Improvements and the Personal Property. All buildings, improvements, fixtures (the "Improvements") and all articles of personal property (the "Personal Property") owned or located on or used by the Seller in connection with the Property and the Improvements, which articles of personal property are listed on Exhibit "D" attached hereto, free and clear from all liens and encumbrances except those permitted by this Agreement;

(c) The Intangible Property. All intangible property and rights now or on the Closing Date (as hereinafter defined) owned or held by, or in favor of, the Seller in connection with the Property, the Improvements and the Personal Property or the use thereof, or any business or businesses conducted thereon, building and trade names (including all of the Seller's interest in the name Lake Crystal Apartments), business licenses, warranties (including those relating to construction or fabrication), utility contracts, telephone exchange numbers, advertising materials, plans and specifications, engineering plans and studies, soil reports, governmental approvals and development rights related to the Property and the Improvements or any part thereof and any credits, reimbursements or other amounts payable to the owner of any portion of the Property, the Improvements and the Personal Property (collectively the "Intangible Property");

(d) Funds Held by Bond Trustee. All funds, accounts, deposits, escrows and other amounts held by Reliance Trust Company in its capacity as Trustee with respect to the Bonds, or any of their agents, assignees or representatives with respect to the HFA Mortgage;

(e) Leases. All leases (the "Leases") of space in the Property or Improvements, concession leases and all tenant security deposits held by the Seller on the Closing Date; and

(f) Service Contracts. The service contracts including originals of all service and equipment leasing contracts relating to the Property which, pursuant to its terms, will be binding on the Buyer after Closing ("Service Contracts").

NOW, THEREFORE, for good and valuable consideration as more particularly set forth herein paid by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is hereby agreed as follows:


                             Exhibit 10.26 - Page 2

1. Recitals. The foregoing Recitals are true and correct and incorporated herein and made a part hereof by reference.

2. Sale of the Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property, on the terms and conditions of this Agreement.

3. Effective Date. The effective date ("Effective Date") of this Agreement shall be the date upon which Buyer receives a fully executed original or copy of this Agreement. If executed in counterparts, the provisions of
     Section 28 shall apply.

4. Purchase Price. The purchase price ("Purchase Price") shall be Sixteen Million Sixty-Five Thousand Dollars ($16,065,000.00), subject to adjustments and pro-rations as set forth herein. Buyer shall pay the Purchase Price as follows:

4.1 Initial Deposit. A deposit ("Deposit") in the amount of One Hundred Thousand Dollars ($100,000.00) which shall be payable on the Effective Date.

4.2  HFA Mortgage. Assumption of the HFA Mortgage as to the Property at Closing;

4.3  Deleted.

4.4  Deleted.

4.5 Balance of Purchase Price. The balance of the Purchase Price shall be paid at Closing, in immediately available United States funds or wire transfer.

5. Method of Payment of Deposit. The Deposit shall be paid by Buyer by check or wire transfer to Berman Wolfe Rennert Vogel & Mandler, P.A. ("Escrow Agent"). The Deposit shall be held in escrow in an interest bearing account by Escrow Agent pending the Closing, at which time it will be applied as a credit to the Purchase Price. Unless the Deposit is delivered to Seller pursuant to this Agreement as a result of Buyer's default, all references herein to the Deposit shall include interest thereon which shall inure to the benefit of the Buyer.


                             Exhibit 10.26 - Page 3

6. Financing Contingencies-Conditions Precedent. Buyer's obligation to close this transaction is subject to Buyer satisfying all of the requisite financing contingencies ("Financing Contingencies") set forth in this
     Section 6. If Buyer does not satisfy all of the Financing Contingencies prior to the later of (i) January 1, 2001, or (ii) any Financing Extensions defined in Paragraph 6.5 hereof (the later date shall hereafter be referred to as "Financing Period"), Buyer may terminate this Agreement by providing Seller written notice of such termination at any time prior to such date, upon which the Deposit, plus accrued interest, if any, shall be returned to Buyer, this Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of this Agreement. Buyer's termination pursuant to this Paragraph 6 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.

6.1 Assumption of HFA Mortgage. Buyer shall, within the Financing Period, as same may be extended as more fully described herein, receive the requisite approvals from the HFA and any and all other necessary parties to assume the existing HFA Mortgage that encumbers the Property. The terms and conditions upon which the HFA Mortgage may be assumed shall be acceptable to Buyer, in its sole and absolute discretion, and such terms and conditions shall be ascertained by Buyer prior to the expiration of the Financing Period, and Buyer shall either evidence its acceptance of such terms and conditions in writing to Seller or terminate the Agreement prior to the expiration of the Financing Period as more fully described in this Agreement. Notwithstanding the foregoing, if Buyer is notified after the expiration of the Financing Period that any term or condition upon which the HFA Mortgage may be assumed will be changed, amended or modified (collectively "Changed HFA Terms") in any way whatsoever, Buyer shall have five (5) days from receipt of the Changed HFA Terms to either accept or reject the Changed HFA Terms. If Buyer rejects the Changed HFA Terms as evidenced in writing to Seller, this Agreement shall terminate, upon which the Deposit, plus accrued interest, if any, shall be returned to Buyer, this Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of this Agreement. Buyer's termination pursuant to this Paragraph 6.1 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.


                             Exhibit 10.26 - Page 4

6.2 Third Party Financing. Buyer shall, within the Financing Period, as same may be extended as more fully described herein, apply for third party financing ("TP Financing") from an unaffiliated third party lender ("TP Lender") in an amount sufficient, in Buyer's sole discretion, to acquire the Property and complete certain renovations that Buyer deems necessary. Notwithstanding the foregoing, TP Financing to be placed on the Property and the Lakeview Property shall not exceed a combined Twenty-Eight Million Seven Hundred Fifty Thousand Dollars ($28,750,000.00). Buyer shall have the Memorandum of Understanding hereinafter described approved by any TP Lender during the Financing Period. The terms and conditions of such TP Financing shall be acceptable to Buyer, in its sole and absolute discretion, and shall otherwise be pursuant to terms customary and usual for transactions of this type in South Florida. If Buyer does not obtain such TP Financing during the Financing Period as same may be extended as more fully described herein, or if any TP Lender does not approve the Memorandum of Understanding during the Financing Period as same may be extended as more fully described herein, Buyer may terminate this Agreement, upon which the Deposit, plus accrued interest, if any, shall be returned to Buyer, this Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of this Agreement. Buyer's termination pursuant to this Paragraph 6.2 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.

6.3  Deleted.

6.4 Cooperation-Necessary Approvals. Seller agrees to cooperate with Buyer in obtaining any approvals from the HFA or any TP Lender in connection with efforts made by Buyer to assume the HFA Mortgage and obtain TP Financing and to execute any agreements, assignments, documents, certificates, notes, instruments or other writings reasonably required to accomplish the foregoing (hereinafter sometimes collectively referred to as the "Lender Documents"); provided, however, that Seller shall not be required to spend any funds in connection therewith (other than any professional fees it incurs to review same), nor shall Seller be obligated to execute any indemnity, guaranty or any other agreement which imposes covenants on Seller that survive Closing.

6.5 Extensions to Financing Period. If, upon the expiration of the Financing Period, Buyer's Financing Contingencies have not yet been met, at Buyer's sole and exclusive discretion, Buyer shall have the right to extend the Financing Period for thirty (30) days ("Financing Extension") by written notice to Seller not later than five (5) days prior to the expiration of the Financing Period, and the payment by Buyer to Escrow Agent of a refundable extension fee ("Extension Fee") equal to Twenty Five Thousand Dollars ($25,000.00)(which fee shall be treated as part of the Deposit and applied at Closing to the Purchase Price). The Extension Fee shall be paid not less than three (3) business days prior to expiration of the Financing Period. The Extension Fee shall become non-refundable after the expiration of the Financing Period, as extended, unless otherwise provided for herein. A Financing Extension under this Agreement shall automatically be deemed a Financing Extension under the Okeechobee Agreement, and Okeechobee Buyer shall have no obligation to deposit any additional funds for the Okeechobee Financing Extension.


                             Exhibit 10.26 - Page 5

7. Inspection Period. Buyer shall have ten (10) days from the Effective Date, to confirm the condition of the Property (the "Inspection Period"). During the Inspection Period, Buyer may make inspections or, at Buyer's expense, have inspections of the Property made by appropriately licensed and insured professionals. Inspections of individual units shall be limited to unoccupied units only. Unless Buyer terminates this Agreement at the end of the Inspection Period, Buyer shall be deemed to have accepted the Property, the Improvements, the Personal Property and the Intangible Property in their "AS IS" condition. Notwithstanding the foregoing, Buyer shall have the right in its sole and absolute discretion, for any reason, or no reason whatsoever, to terminate this Agreement by giving Seller written notice of such termination at any time prior to expiration of the Inspection Period. In the event of termination, the Deposit, plus accrued interest, if any, shall be returned to Buyer, this Agreement shall be null and void, and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of this Agreement. If Buyer terminates this Agreement pursuant to this Section, Buyer shall pay in full the cost of all inspections, reports, surveys and tests of any kind resulting from Buyer's inspection so that no person, firm or entity shall have the right to file a lien on the Property. Copies of such documents in Buyer's possession shall be sent to Seller and become the property of the Seller. Additionally, in the event of termination, Buyer shall return to Seller all documents, reports, analysis, and plans provided by Seller to Buyer since June 13, 2000. Buyer's termination pursuant to this Paragraph 7 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement. The provisions of this paragraph shall survive the termination of the Agreement.

7.1 Access to Property; Tests. So long as this Agreement remains in effect, Buyer and its representatives shall have the right and permission, subject to rights of parties in possession, to enter upon the Property at all reasonable times to make such investigations, studies and tests which Buyer deems necessary or advisable, in its sole discretion (collectively the "Tests"). All Tests shall be conducted at the sole cost and expense of Buyer. Buyer shall also have the right to review and copy all financial records and any other information pertaining to the operation of the Property and the Seller, or their agents, representatives or contractors. Seller shall reasonably cooperate with Buyer in its investigation of the Property. Buyer or Buyer's agents shall not conduct any inspection so as to cause damage to the Property, except damage reasonably resulting from soil borings, but if any such damage occurs, Buyer shall restore the Property to its pre-inspection condition not later than thirty (30) days after the later of (a) after the damage occurs, or (b) when the Buyer becomes aware or is notified by Seller that such damage has occurred. Buyer shall not unreasonably interfere with the operation of the Property in making its inspections pursuant to this Section 7. The provisions of this paragraph shall survive the termination and the Closing of this Agreement, as the case may be.

7.2 Indemnification. Buyer agrees to indemnify, defend (by counsel reasonably satisfactory to Seller), save and hold harmless Seller, its shareholders, directors, employees, other agents, successors and assigns, from and against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and costs through all trial and appellate levels) related to, any damage growing out of or arising from the entry on or investigation of the Property by Buyer and any agents of Buyer. When practical, before entering the Property, Buyer and any agents of Buyer so entering the Property shall furnish Seller with not less than twenty four (24) hours advance notice of same along with proof of liability insurance. This provision shall survive the Closing or the termination of this Agreement.


                             Exhibit 10.26 - Page 6

8. Purchase As-Is. Buyer acknowledges and agrees with Seller that Buyer is purchasing the Property, the Improvements, the Personal Property and the Intangible Property in an "as is" condition "with all faults" and specifically and expressly, without any warranties, representations or guarantees, either express or implied, of any kind, nature or type whatsoever from or on behalf of Seller, except as is expressly set forth in this Agreement. Buyer acknowledges that Buyer has not relied, and is not relying, upon any information, document, sales brochures or other literature (whether express or implied, or oral or written, or material or immaterial) that may have been given by or made by or on behalf of the Seller, except as provided in this Agreement.

8.1 No Reliance by Buyer. Except as otherwise provided for herein, Buyer hereby acknowledges that it shall not be entitled to, and should not, rely on the Seller or its agents as to (i) the quality, nature, adequacy or physical condition of soils at the Property, (ii) the Property's compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste or substance, (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability or fitness, suitability or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property's or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the Personal Property or the nature, status and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservations, covenant, condition, restriction or any other matter affecting title to the Property or the Personal Property, except as provided in this Agreement.

8.2 Buyer's Opportunity to Inspect Property. Buyer acknowledges that Buyer will have, pursuant to this Agreement, an adequate opportunity to make such legal, factual, and other inquires and investigations as Buyer deems necessary, desirable or appropriate with respect to the Property, the Improvements, the Personal Property and the Intangible Property. Such inquires and investigations of Buyer shall be deemed to include, but shall not be limited to, the physical components of all portions of the Property, the condition of the Property, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinances, resolutions and regulations of the city, county and state where the Property is located and the value and marketability of the Property and the operations thereon.

9. Survey. Any item revealed on the Survey which is not a Permitted Exception, as hereinafter defined, shall be deemed a Title Defect, as hereinafter defined. Further, any of the following matters shown on the Survey shall be treated as a Title Defect as provided in Section 10:

(a) any encroachments onto the Property; (b) any encroachments of improvements onto the land of others; (c) no means of physical and legal ingress to and egress from a publicly dedicated roadway; (d) any other matters that reasonably cause the insurer of the Title Commitment to refuse to delete the survey exception to the Title Commitment.


                             Exhibit 10.26 - Page 7

10. Title Insurance and Title Review. Buyer has obtained, at Seller's expense, a title insurance commitment prepared by Berman Wolfe Rennert Vogel & Mandler, P.A. ("Title Agent") and issued by Commonwealth Land Title Insurance Company ("Title Insurance Commitment") and legible copies of all exceptions to the title contained in Schedule B-II of the Title Insurance Commitment. The Title Insurance Commitment shows the amount of the insurance to be the Purchase Price and the proposed insured to be Buyer.

10.1 Endorsements. The Title Insurance Commitment shall reflect only the Permitted Exceptions (as defined in Section 10.3) and shall have all of the standard "printed form" exceptions and the "gap" exception deleted at the Closing, except for taxes not yet due and payable and future taxes. The Title Insurance Commitment shall be updated by endorsement at Seller's expense, to a date not more than ten (10) days before the Closing. Seller shall pay all title insurance premiums, title insurance search charges and other costs charged in connection with the Title Insurance Commitment.

10.2 Review of Title. Buyer shall notify Seller within seven (7) days from the Effective Date of any item affecting title to which Buyer objects ("Title Defects"), separately specifying and setting forth each such objection. Except for such objections attributable to matters recorded subsequent to the effective date of the Title Insurance Commitment or endorsements thereto, any objections not raised by Buyer to Seller in writing within such seven (7) day period shall be deemed to have been waived by Buyer for all purposes thereof; and Buyer shall not be entitled to any other damages or other remedies with respect to such items.

10.3 Curing Title Defects. Seller shall have until the expiration of the Financing Period, including any extension thereof, to cure all of the Title Defects which, in the opinion of Buyer or Buyer's counsel, make title to the Property unmarketable or uninsurable. Seller agrees to use due diligence, good faith and its best efforts in attempting to remove such Title Defects. Seller shall cure Title Defects in the nature of liens or judgments if they are capable of being paid or discharged by the payment of money or the posting of a bond. In the event Seller for any reason shall be unable to cure one or more of the Title Defects by the expiration of the Financing Period, including any extension thereof, or to convey to Buyer title to the Property at the Closing in accordance with the provisions of this Agreement, Buyer shall have the right, but not the obligation, to attempt to cure such Title Defects for an additional thirty (30) days after the expiration of the Financing Period, including any extension thereof. If, after the expiration of either period, as the case may be, the Title Defects cannot be cured, or if Seller is unable to convey to Buyer title to the Property at the Closing in accordance with the provisions of this Agreement, Buyer shall have the following rights: (i) to accept whatever title Seller is able to convey without any abatement or reduction in the Purchase Price, in which case Seller shall convey such title to Buyer, or
     (ii) to reject title. Buyer shall not be entitled to any other rights or remedies. If Buyer shall reject title under subsection (ii) above, this Agreement shall terminate, Buyer shall be entitled to a refund of the Deposit and interest accrued thereon, if any, and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of this Agreement. In the event Buyer proceeds to close, the exceptions set forth in Schedule B-II of the Title Commitment to which the Buyer has not filed a notice of Title Defect, or which Title Defects Buyer has waived, in writing, shall be collectively referred to as the "Permitted Exceptions." Termination pursuant to this Paragraph 10 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.


                             Exhibit 10.26 - Page 9

11.  Closing.

11.1 Closing Date. The closing of the transaction contemplated by this Agreement("Closing") shall occur on or before the later of (i) the date that is thirty (30) days from the expiration of the Financing Period as extended by any Financing Extensions, or (ii) the date that is the fifteenth (15th) day of the month following the month in which the Financing Period, as extended by any Financing Extensions, expires, subject to the date, time and location requirements of any TP Lender. The Closing shall take place at the offices of Seller; provided, however, the Closing may be conducted by overnight courier at the option of either party. Notwithstanding the foregoing, if the GMAC Note described in the Okeechobee Agreement is assigned to CIBC, Inc. within the Inspection Period, the Closing shall occur sixty-five (65) days from the expiration of the Financing Period as extended by any Financing Extensions.

11.2 Simultaneous Closing. As a condition precedent to Closing, Buyer and Seller shall, simultaneous with the Closing contemplated hereunder, also close the Okeechobee Agreement. In the event that the Okeechobee closing does not occur simultaneous with the Closing, and Buyer is not otherwise in default of this Agreement, Buyer shall have the right to terminate this Agreement by providing written notice to Seller, whereby the Deposit, plus accrued interest, if any, shall be returned to Buyer, this Agreement shall be null and void, and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of this Agreement. Buyer's termination pursuant to this Section
     11.2 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.

12. Delivery of Documents at Closing. At the Closing, Seller and/or Buyer, as applicable, shall deliver the following, which, if a document, shall be duly executed and in recordable form, if intended to be recorded:

12.1.Deliveries  by Seller.  Seller  shall  deliver the  following  documents at
     Closing:

(a) Special Warranty Deed (the "Deed"), duly executed by Seller, conveying to Buyer fee simple marketable title to the Property to be conveyed, subject only to the Permitted Exceptions.


                            Exhibit 10.26 - Page 10

(b)  A non-foreign affidavit complying with the requirements of Internal Revenue
     code  Section  1445(f)(3)  and  the  regulations   promulgated  thereunder,
     commonly known as a FIRPTA affidavit.

(c) Such affidavits, undertakings or other documents as are required by (i) the Title Agent to delete all items in Schedule B-I of the Title Insurance Commitment, the Standard Schedule B-II preprinted exceptions and the "gap" exception or (ii) by any of the other terms of this Agreement.

(d) A Partnership Affidavit and Certificate of Incumbency authorizing the sale of the Property pursuant to this Agreement.

(e) An affidavit of Seller certifying that there exist (i) no construction liens or claims which could result in the filing of construction liens against the Property, (ii) no individuals in possession of the Property to be conveyed, other than tenants in possession under unrecorded leases which leases do not provide tenant the right to extend the term of the lease or to purchase any of the Property (iii) to take no action prior to the recording of the Deed to Buyer which would affect the title to the Property, and (iv) such other matters as may be required by the Title Agent to comply at Closing with the title requirements of this Agreement, and as may be reasonably required by the TP Lender(s) or the HFA, or any other lender providing financing to the Buyer.

(f) An Assignment by the Seller to the Buyer of any and all utility agreements, permits, density rights, concurrency exemptions and development rights associated with the Property existing as of the Effective Date which remain in effect as of the Closing. Seller shall keep all such agreements, permits, rights and exemptions in effect during the term of this Agreement and shall not transfer such agreements, permits, rights or exemptions to any other persons or property.

(g) An assignment of all rights, duties and obligations of Seller contained in documents and agreements executed with the HFA, its successors or assigns and disclosed in writing to Buyer, including an assignment of all funds, escrows, deposits and other moneys held by the HFA, its successors or assigns pursuant to the applicable documents with the HFA, its successors or assigns.


                            Exhibit 10.26 - Page 11

(h) To the extent the originals were not previously delivered to Buyer and are within the possession or control of Seller or its affiliates, originals of all Leases, all Service Contracts relating to the Property which will be binding on Buyer after Closing, rental agreements, loan agreements, mortgages, easements, covenants, restrictions or other agreement or instrument relating to the Property, and all permits, licenses, approvals, entitlements and other governmental authorizations (including, without limitation, certificates of occupancy; if original certificates of occupancy are not available, Seller shall provide copies to Buyer) required in connection with the ownership, use or maintenance of the Property, and copies of all tenant correspondence, billing files and records.

(i) A certified copy of the current rent roll dated within five (5) business days of the Closing Date and showing all delinquencies.

(j) A certified list of all current litigation, actions or other proceedings pending or, to Seller's knowledge, threatened against Seller or the Property or as to Seller against any tenant in possession of the Property.

(k) All books and records pertaining to the operations of the Property for the period from January 1, 2000 through the Closing Date.

(l) All costs and fees required to be paid by Seller pursuant to this Agreement.

(m)  To the HFA and the TP Lender(s), any reasonably required Lender Documents.

(n) If required, executed state, county and city transfer tax declarations and any affidavit of Seller relating thereto and required by applicable laws.

(o) All other documents and instruments specified in or reasonably contemplated by this Agreement, or that are customary for a transaction of this type.

12.2 Deliveries  by Buyer.  Buyer  shall  deliver  the  following  documents  at
     Closing:

(a)  The Purchase Price in accordance with this Agreement.

(b) To the TP Lender, any required TP Lender Documents and the delivery by the HFA, its successors or assigns of the release of any guarantee by Seller or its principals in favor of the HFA, its successors or assigns.


                            Exhibit 10.26 - Page 12

(c) A closing statement ("Closing Statement") in customary form providing for the prorations and adjustments of the items and matters set forth in this Agreement and the other monetary obligations stated herein to be an obligation of either of the parties hereto.

(d) Such affidavits, undertakings or other documents as are required by (i) the Title Agent to delete all items in Schedule B-I of the Title Insurance Commitment, the Standard Schedule B-II preprinted exceptions and the "gap" exception or (ii) by any of the other terms of this Agreement.

(e) A corporate resolution (or other entity document appropriate for the form of entity) of Buyer authorizing it to purchase the Property.

(f) Certificate of Authority and corporate status of Buyer from the Secretary of State, State of Florida or other state in which the Buyer entity is domiciled.

(g) All other documents and instruments specified in or reasonably contemplated by this Agreement, (including documents necessary to meet Buyer's Financing Contingencies) or that are customary for a transaction of this type.

(h)  The "Completion Guaranty," as defined below.

(i) Homes for America Holdings, Inc., shall deliver a promissory note in favor of Okeechobee Investment LLC and Lakeview Investment Partnership in the amount of Two Million Dollars ($2,000,000.00)("Homes for America Loan"). Robert MacFarlane and Robert Kohn shall deliver a personal guaranty as to the first $500,000.00 thereof.

(j) A Memorandum of Understanding in recordable form (the form of which shall be agreed upon by the parties and the TP Lender during the Financing Period) regarding certain repayment requirements of the Homes for America Loan.

13.  Costs.

13.1 Seller's Costs. Seller shall pay:

(a)  the documentary stamp tax and surtax, if any, on the Deed;


                            Exhibit 10.26 - Page 13

(b) title insurance search fees, commitment preparation charges and the owner's title insurance premium;

(c) the cost of discharge and release of any mortgage or construction liens, or other liens or encumbrances which can be satisfied by payment of a liquidated sum upon the property to be conveyed (other than those created by Buyer and the HFA Mortgage which is being assumed by Buyer);

(d)  the costs to cure any objections to title raised by Buyer hereunder.

13.2 Buyer's Costs. Buyer shall pay:

(a)  the minimum risk rate for a simultaneous mortgagee policy or policies;

(2)  the cost of recording the Deed;

(c) any and all expenses relating to: (i) the assumption of the HFA Mortgage, including but not limited to any fees or costs described or set forth in the loan documents relating to the HFA Mortgage, so long as such fees or costs do not exceed 1% of the outstanding principal amount of the HFA Mortgage (ii) TP Financing and (iii) all documentary stamps and surtax incurred in connection with recording any additional mortgage financing of Buyer, and all related title and recording expenses.

13.3 Additional Costs. Except as provided in Section 29 hereof, each party shall be responsible for its own legal fees in connection with the Agreement and the Closing.

14.  Prorations, Adjustments to Purchase Price and Other Closing Costs.

14.1 Debt Service. Seller shall be responsible for and pay all debt service and accrued expenses with respect to the Property accruing up to 11:59 p.m. Eastern Time on the day prior to the Closing Date ("Adjustment Date") and shall be entitled to receive and retain all revenue from the Property accruing through the Adjustment Date. The following items shall be prorated as of the Closing, and appropriate adjustments made to the Purchase Price:


                            Exhibit 10.26 - Page 14

(a) City, state, county and school district ad valorem taxes and any and all other taxes and assessments applicable to the Property. Ad valorem, intangible and personal property tax prorations shall be based upon the present use and latest millage rate and assessments available with respect to the Property. Without limiting any other provision of this section, if the proration of such taxes is based upon estimate, rather than on actual bills, then either party may demand after the Closing, and shall be entitled to receive upon demand, a payment from the other party correcting any proration based upon inaccurate estimates.

(b) Pending, certified, confirmed or ratified municipal, government improvement and special assessment liens as of the date of the Closing are to be paid by Seller. Except as provided in the prior sentence which shall control, any special assessment for which the improvements have been substantially completed as of Closing shall be deemed to be certified and Buyer shall receive a credit at Closing in an amount equal to the last estimate of the assessment made by the appropriate public body. Any installments of special assessment liens that are payable in more than one installment that are due and payable before the Closing will be paid by Seller; any installments of such liens that become due and payable after the Closing shall be paid by Buyer. Seller represents that as of the date of this Agreement there are no known special assessments.

(c) Rents for the month in which the Closing Date occurs ("Closing Month"), to the extent collected as of the Closing Date. Rents for months prior to the Closing Month shall belong to Seller, and, at Closing, Seller shall sign a notice directing any collection agent to which such delinquencies have been referred to remit to Seller all such rents collected. Buyer shall have the right to collect any delinquent rentals, and shall exercise good faith efforts to collect such delinquent rents, but Buyer shall not be required to bring any suits or other proceedings in order to so collect. Delinquent rentals for any month prior to the Closing Month under any existing Leases collected by Buyer, net of the costs of collection (including attorneys' fees), shall be applied first against any amount currently due and owing under such Leases and then to amounts most recently overdue ("Rent Arrearages"). If, as and when Buyer collects payments from a tenant on account of Rent Arrearages attributable to the period prior to the Closing Date, Buyer shall hold such funds for Seller and shall pay an amount equal to such Rent Arrearages collected to Seller within ten (10) days after Buyer or its agent receives each such payment. Rents for the Closing Month which are collected after the Closing Date by either Seller or Buyer shall be apportioned between the parties within three (3) business days after receipt.

(d) Charges under the Service Contracts (provided that same were delivered to Buyer during the Inspection Period) affecting the Property on the Closing Date (except those required to be terminated on or before Closing pursuant to the terms of this Agreement) and any utility deposits relating to the Property.

(e) Income from users of vending machines, laundry services, utilities, tenant services, and from any other operations of the Property, if any.


                            Exhibit 10.26 - Page 15

(f) Any and all prepaid expenses of the Seller relating to the Property attributable to the period after the Closing Date.

(g) Seller agrees to make vacant units at the Property rent ready prior to Closing in accordance with the Seller's prior practices.

(h) At Closing, Buyer shall receive a credit in an amount equal to all unapplied security deposits (and interest thereon as required by law) payable to tenants under Leases in effect on the Closing Date. Upon accepting such credit, Buyer shall be fully responsible for the same as if a cash amount equal to such security deposits were actually delivered to Buyer. Additionally, Buyer shall receive a credit in an amount equal to all prepaid rents and rental concessions collected by Seller as of the Closing Date.

(i) At Closing, Seller shall receive a credit in an amount equal to any pre-paid utility deposits.

(j) For any Units rented to employees of Seller at a discount, at Closing, Seller shall receive a credit in an amount equal to (monthly market rent for the unit - actual monthly rent paid by employee tenant) x months remaining in lease term.

     The prorations and payments shall be made on the basis of a written statement approved by Buyer and Seller. In the event any prorations or apportionments made under this Section 14 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the correct data is available. Notwithstanding the foregoing, any re-proration shall be made, if at all, within one hundred eighty (180) days after the Closing Date
     [except with respect to taxes and assessments, in which case such re-proration shall be made within thirty (30) days after the data necessary to perform such re-proration is available (which in the case of taxes shall be the final tax bill)].

14.2 Survival. The terms of this Section 14 shall survive the Closing.

15. Reliance on Seller's Representations. In entering into this Agreement and except as otherwise provided herein, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether expressed or implied, made by Seller or any agent, employee or representative of Seller or by any broker or any other person representing or purporting to represent Seller with regard to the Property or any matters affecting the property which are not expressly set forth in this Agreement whether or not any such representations, warranties or statements were made in writing or orally.


                            Exhibit 10.26 - Page 16

15.1 Representations, Warranties and Covenants of Seller. Seller hereby makes the following representations to Buyer, all of which shall be true and accurate in all respects as of the date when made and on the Closing Date as if made again on and with respect to the Closing:

(a) As of the date hereof, Seller has not received from any governmental authority any written notice of, and Seller presently has no knowledge of, pending or contemplated condemnation proceedings which have an effect on the Property, or any part thereof, except for any condemnation with respect to which the condemning authority acquired title prior to the date of this Agreement.

(b) As of the date hereof, there are no pending judicial, municipal, or administrative proceedings affecting any portion of the Property or affecting Seller's right to sell any portion of the Property, and no case, proceeding or other action has been commenced by or against Seller under any bankruptcy, insolvency or similar laws. Notwithstanding the foregoing, Seller hereby represents that two (2) actions have been filed against Seller through the U.S. Department of Housing and Urban Development: (1) HOPE and (2) Renee Brown, as complainants, which have been investigated but for which Seller has received no final notification as to their resolution.

(c) As of the date hereof, Seller has not received any notice that Hazardous Substances (as hereinafter defined) or toxic substances have been treated, stored, handled or disposed of on, under or at the Property; that the Property has been used for industrial purposes for the storage, treatment or disposal of hazardous water or materials; or that the Property has ever been listed by a governmental agency as containing any oil, hazardous waste, hazardous material, chemical waster or other toxic substances. "Hazardous Substances", as used herein, means any toxic or hazardous waste, pollutants or substances, including, without limitation, petroleum products or by-products, and substances defined or listed as hazardous substances or toxic substances or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of
     1980, as amended, 41 U.S.C. Section 9601, et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, e seq., hazardous waste identified in or pursuant to the Resource Conservation and Recovery Act of 1976, as amended, 15 U.S.C.
     Section 2601, et seq., or any hazardous or toxic substance or pollutant regulated under any other applicable federal or local environmental law. Further, Seller has no knowledge of the existence or placing of Hazardous Substances on the Property in violation of any Environmental Laws, and no Hazardous Materials have been used, generated, treated, stored or disposed of in, under or upon the Property (above or below ground), or any portion thereof, in violation of any Environmental Laws.

(d) The Property is currently zoned for multi-family residential development, is platted through Palm Beach County and has all concurrency reservations sufficient for the current use of the Property.

(e) At the time of Closing, the Property, on which multifamily residential housing exists, shall contain no more than sixty-eight (68) units for which the rents are restricted by a land use restriction agreement.


                            Exhibit 10.26 - Page 17

(f) Seller is the sole owner of and will have good and marketable title to the Property and will have full authority to transfer the Property to Buyer on the Closing Date. The Property will be conveyed by Seller at Closing, free and clear of any liens, claims or encumbrances except for Permitted Exceptions and the HFA Mortgage.

(g) Seller is a United States person as defined by Internal Revenue Code Sections 1445 and 7701.

(h) The execution of this Agreement does not, and the performance by Seller of the transactions contemplated by this Agreement will not, provided Buyer assumes the HFA Mortgage, violate or constitute a breach of the terms of the HFA Mortgage or any other document by which Seller is bound, or, to Seller's knowledge, any Service Contract, Lease, permit, license, order or decree to which Seller is a party or by which Seller or its assets are bound.

(i) Seller shall deliver all Service Contracts and Leases to Buyer, and all other documents required to be delivered to Buyer pursuant to Exhibit "E" and this Agreement. Except as otherwise disclosed to Buyer in writing, the documents produced by Seller throughout the Inspection Period and the existence of this Agreement, and all other documents and materials delivered to Buyer by Seller are, to Seller's knowledge, true, accurate and complete. The Seller has not received any written notice with respect to
     (i) the Property's failure to comply with applicable zoning and use requirements and restrictions, (ii) the lack of the availability of water, storm sewer, sanitary sewer, gas, electric, telephone and drainage facilities required by law for the operation of the Property, or (iii) the lack of availability of vehicular and pedestrian ingress and egress to the Property.

(j) The Seller has not granted any person or entity a right or option to acquire any interest in or all or any portion of the Property other than the Buyer pursuant to this Agreement.

(k) The Seller is not in default, and at Closing will not be in default, under any of its monetary obligations relating to the Property or any part thereof, including, but not limited to the HFA Mortgage. Seller shall continue to make all required payments of taxes and insurance premiums relating to the Property and all principal and interest and all other payments due into reserve, escrow and similar accounts.


                            Exhibit 10.26 - Page 18

(l) Seller has not (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (iv) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they become due. There is no pending case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of the Seller or any of its debts under any state or federal law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking appointment of a receiver, trustee, custodian or other similar official for it for all or any substantial part of its property.

(m) Seller has not received notice from any governmental authority or other entity advising Seller of the existence of any material default with respect to the Property, and for the period while Seller has owned the Property, to Seller's knowledge, there has been no material defaults with respect thereto.

(n) The financial statements provided by Seller to Buyer as part of this Agreement have been prepared in accordance with industry standards and fairly present the results of operations of the Property for the periods ended on such dates.

(o) Except as disclosed in the documents provided by Seller to Buyer or otherwise provided for in this Agreement or in the HFA Mortgage, Seller has no debts, liabilities, obligations, guarantees, indemnities, duties or responsibilities relating to the Property. The Seller has paid all taxes, fees, charges, levies or other assessments, including, but not limited to, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, imposed by any governmental authority and due or assessed against it, to the extent that such taxes relate to the Property.

15.2 Survival. The provisions of this Section 15 shall survive Closing and delivery of the Deed of conveyance of the Property.

16. Interim Covenants of Seller. Until the Closing Date or the earlier termination of this Agreement:

16.1 Ordinary Course of Business. Seller shall conduct, operate, manage, lease and maintain the Property in the same manner as prior hereto pursuant to its ordinary course of business.

16.2 Additional Agreements. Seller shall not enter into any additional business agreements or other contracts or arrangements affecting the Property without the prior written consent of Buyer, which consent may be withheld, in Buyer's sole discretion, unless such business agreements or other contracts can be terminated on not more than thirty (30) days notice without premium or penalty, in which case Buyer shall not unreasonably withhold its consent. The foregoing limitation shall not apply to leases or lease amendments with residential tenants entered into in the ordinary course of business, provided that the term, including tenant extension options, does not extend beyond twelve (12) months from the commencement of such term.


                            Exhibit 10.26 - Page 19

17. Brokers. Seller and Buyer represent and warrant to each other that neither they nor any of their representatives, employees or agents have dealt or consulted with any real estate broker in connection with the transaction contemplated by this Agreement with the exception of CB Richard Ellis, Inc. ("Seller's Broker") as an agent of the Seller who shall be paid a commission by the Seller as agreed upon in a separate agreement by and between Seller and Seller's Broker, and International Business and Realty Consultants, L.L.C. as an agent of the Buyer who shall be paid a commission by the Buyer equal to 1.8% of the Purchase Price. Seller and Buyer each agree to indemnify and hold the other harmless against any loss, liability, expense, claim or demand whatsoever (including reasonable attorneys' fees, paraprofessional fees and court costs) arising from, or growing out of, any claim for real estate commission contrary to this provision by any real estate broker, agent or other person claiming to have dealt or consulted with them or any of their representatives, employees or agents contrary to the foregoing representation and warranty. Each representation, warranty, and agreement contained in this section shall survive the Closing.

18. Seller's Default. In the event Buyer is not in default under this Agreement and Seller defaults with respect to the performance of one or more of its covenants, representations, and/or obligations under this Agreement, Buyer shall be entitled, as its exclusive remedies, to elect (i) to terminate this Agreement and have the Deposit returned to it whereupon all rights, duties, liabilities and responsibilities of Buyer and Seller shall become null and void, and the parties shall be released of any and all liability to each other except for those obligations which specifically survive Closing, (ii) to enforce specific performance of Seller's obligations under this Agreement, or (iii) to sue Seller for damages as to any default of any condition of this Agreement that survives the Closing. It is expressly provided, however, that except with regard to a failure to close on the scheduled Closing Date in which case there shall be no cure, Buyer shall provide Seller with written notice of any default hereunder, which notice shall provide Seller with a ten (10) business day grace period within which to cure any default of which notice has been given or, provided that Seller commences and proceeds diligently, in the event that such cure cannot be reasonably addressed or resolved within such ten (10) day period, Seller shall have such time period as commercially reasonable to cure a default of the nature noticed to Seller by Buyer, not to exceed thirty (30) days, unless the HFA, its successors or assigns, refuses to extend any deadline ("Mortgagee Deadline") imposed upon Buyer pursuant to Buyer's assumption of the HFA Mortgage, whereupon Seller's time to cure its default shall expire five (5) days prior to the Mortgagee Deadline. Buyer's termination pursuant to (i) of this Paragraph 18 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement. A default under this Agreement shall also be deemed a default under the Okeechobee Agreement, and Okeechobee Buyer shall be entitled to enforce all rights and remedies provided Okeechobee Buyer in the event of Seller's default in the Okeechobee Agreement.


                            Exhibit 10.26 - Page 20

19. Buyer's Default. In the event Seller is not in default under this Agreement and the Agreement has not otherwise been terminated by Buyer pursuant to Buyer's termination rights as more fully described herein, and Buyer defaults with respect to the performance of its obligations hereunder, Seller may, at its sole and exclusive option, terminate the Agreement and have the Deposit, including any interest thereon, delivered to it and retain any non-refundable Extension Fees made pursuant to this Agreement by Buyer, whereupon all rights, duties, liabilities and responsibilities of Buyer and Seller shall become null and void, and the parties shall be released of any and all liability to each other except for those obligations which specifically survive Closing. It is expressly provided, however, that Seller shall provide Buyer with written notice of any non-monetary default hereunder, which notice shall provide Buyer with a ten
     (10) business day grace period within which to cure any such default of which notice has been given or, provided that Buyer commences and proceeds diligently, in the event that such cure cannot be reasonably addressed or resolved within such ten (10) day period, Buyer shall have such time period as commercially reasonable to cure a default of the nature noticed to Buyer by Seller, not to exceed thirty (30) days, provided, however, that there shall be no cure period available in the event of a monetary default or in the event that the Buyer fails to close on the Closing Date. Seller's termination pursuant to this Paragraph 19 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall deliver the Okeechobee Deposit, plus accrued interest, if any, to Seller, the
     Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.

20. Condemnation. If prior to the Closing Seller shall receive official notice, by process or as otherwise provided by law, either a notice of intent to file proceeding or that proceedings have been commenced or consummated for the taking of any part or all of the Property for any public or quasi-public purpose pursuant to the powers of eminent domain resulting or which could result in the taking of any part of all of the Property, Seller shall promptly thereafter give written notice thereof to Buyer. In the event of any such proceedings, Buyer shall have the option to (i) terminate this Agreement by written notice to Seller, whereupon this Agreement shall be null and void and the Deposit and accrued interest, if any, shall be returned to Buyer by Escrow Agent; and, upon receipt of the foregoing, this Agreement shall terminate, and the parties shall be released of any liability to each other except for those obligations which specifically survive termination of this Agreement; or (ii) proceed with the performance of this Agreement; and, in such event, Seller shall, at the Closing, assign to Buyer any and all awards and other compensation arising out of any taking of the Property, as applicable, or any part thereof to Buyer and Seller's right to receive the same; and Seller shall convey, in accordance with this Agreement and without any abatement of the Purchase Price, such portion of the Property, if any, as shall remain at the Closing. Buyer shall have ten (10) days from receipt of the notice provided for in this
     Section 20 to exercise its option hereunder. Seller agrees not to enter into any settlement of any condemnation proceedings or eminent domain proceedings without the prior written consent of Buyer. Buyer's termination pursuant to (i) of this Paragraph 20 shall also be deemed a termination of the Okeechobee Agreement, and Escrow Agent shall return the Okeechobee Deposit, plus accrued interest, if any, to Okeechobee Buyer, the Okeechobee Agreement shall be null and void and the parties shall be released of any and all liability to each other except for those obligations which specifically survive termination of the Okeechobee Agreement.


                            Exhibit 10.26 - Page 21

21. Further Assurances. In addition to the obligations required to be performed hereunder by Seller and Buyer, Seller and Buyer agree to perform such other acts, and to execute, acknowledge, and deliver subsequent to the Closing such other instruments, documents, and other materials, as may reasonably be requested by each other in order to effectuate the transaction contemplated herein.

22. Notices. All notices, offers, acceptances, rejections, consents, requests and other communications hereunder shall be in writing, in English, and shall be deemed to have been given (i) when delivered in person by professional courier service with receipt of delivery (ii) on receipt after being sent by express mail or delivery service guaranteeing overnight delivery or (iii) by telefax transmission when acknowledgment of receipt can be ascertained, in each case addressed as follows:

          If to Seller:       Lakeview Investment Partnership
                              1555 Palm Beach Lakes Boulevard, Suite 1100
                              West Palm Beach, Florida 33401
                              Attn: E. Llwyd Ecclestone
                              Telefax: (561) 686-5553

          with a copy to:     Nannette Gammon, Esq.
                              1555   Palm    Beach    Lakes
                              Boulevard, Suite 1100
                              West Palm Beach, Florida 33401
                              Telefax:  (561) 686-5553

          If to Buyer:        Lake Crystal Mrk-HFAH, Inc.
                              One O'Dell Plaza
                              Yonkers, New York 10701
                              Attention: Robert MacFarlane
                              Fax: (914) 964-7034 4550

          with a copy to:     Leon J. Wolfe, Esq.
                              Berman Wolfe Rennert Vogel & Mandler, P.A.
                              100 SE 2nd Street, Suite 3500
                              Miami, Florida 33131
                              Telefax: (305) 373-6036


     Notwithstanding the foregoing, any termination of this Agreement may be sent by telefax and shall be effective upon receipt, provided that a copy is delivered by means of either (i) or (ii) above, within forty eight (48) hours of the telecopier transmission. Either party may, by subsequent written notice, designate a different address or additional party for receiving notice; provided, however, that such notice shall be deemed delivered only upon receipt. The attorneys for Seller and Buyer are authorized to send notices and demands on behalf of their respective clients.

23. Confidentiality. Homes for America Holdings, Inc. and Seller have entered into that certain Confidentiality Agreement fully executed by the parties thereto on May 5, 2000, which Confidentiality Agreement shall govern Buyer and Seller's use and disclosure of certain information and documents related to this Agreement as more fully described therein.

24. Recording. Neither Buyer nor Seller shall record this Agreement or a memorandum of this Agreement, and any violation of this Section shall be a default under this Agreement.

25. Time Computation. Except as specifically set forth herein to the contrary, any references in this Agreement to time periods of less than six (6) days shall, in the computation thereof, exclude Saturdays, Sundays and federal and state legal holidays. Any time period provided for in this Agreement that shall end on a Saturday, Sunday or federal or state legal holiday shall extend to 5:00 p.m. on the next day that is not a Saturday, Sunday or federal or state legal holiday.


                            Exhibit 10.26 - Page 22

26. Time is of the Essence. Time is of the essence with respect to each material provision of this Agreement that requires action to be taken by either party within a stated time period or on a specified date.

27. Governing Law and Venue. This Agreement and all transactions contemplated by this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to principles of conflicts of laws. Venue of all proceedings in connection herewith shall be exclusively in Palm Beach County, Florida, and each party hereby waives whatever their respective rights may have been in the selection of venue and each party hereto submits to the exclusive jurisdiction of the courts of the State of Florida.

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once each party to this Agreement has executed a copy of this Agreement, and the evidence of such execution is communicated to the other party, the Agreement shall be considered fully executed and effective, notwithstanding that both parties have not executed the same copy hereof.

29. Attorneys' Fees. In the event of any litigation arising out of or connected in any manner with this Agreement, the non-prevailing party shall pay the costs of the prevailing party, including its reasonable attorneys' fees, paraprofessional fees and court costs and expenses incurred in connection therewith at trial and upon appeal. This section shall survive the Closing.

30. Interpretation. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions shall be in no way affected, prejudiced or disturbed thereby. The use of any gender shall include all other genders. The singular shall include the plural and vice versa. Use of the words "herein", "hereof", "hereunder" and any other words of similar import refer to this Agreement as a whole and not to any particular article, section or other paragraph of this Agreement unless specifically noted otherwise in this Agreement. Because both parties to this Agreement are represented by counsel, this Agreement shall not be interpreted more strictly against either party.

31. Third Parties. Except as expressly set forth herein, this Agreement shall not be deemed to confer in favor of any third parties any rights whatsoever as third-party beneficiaries, the parties hereto intending by the provisions hereof to confer no such benefits or status.

32. No Waiver. No failure of any party to exercise any power given hereunder or to insist upon strict compliance by another party with its obligations hereunder and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of any party's right later to demand exact compliance with the terms hereof.

33.  Successors and Assigns and Completion Guaranty.

33.1 This Agreement may be assigned in whole or in part, by Buyer, to a wholly


                            Exhibit 10.26 - Page 23
     owned subsidiary or affiliate of Buyer, without the prior written consent of Seller, at any time after the Effective Date. Notwithstanding any assignment pursuant to this paragraph, Homes for America Holdings, Inc. shall remain primarily liable for any sum of money required to be paid by the Buyer pursuant to this Agreement, including but not limited to Deposit, Extension Fees or attorneys fees and costs, up through the Closing Date. After Closing, except as outlined in subparagraph (b) below, Seller shall release Lake Crystal Bnd-HFAF, Inc. from any and all liability created pursuant to this Agreement, and specifically from the liability created pursuant to this Paragraph 33.

33.2 Buyer will cause Homes for America Holdings, Inc. to deliver to Seller a completion guarantee ("Completion Guaranty") in the form attached hereto as Exhibit "F" which will guarantee the expenditure and completion of renovations to the Property and the Okeechobee Property in the amount of Three Million ($3,000,000.00) Dollars ("Renovation Amount") within thirty
     (30) months after Closing. The Renovation Amount may be advanced from the TP Financing, by the Buyer from its internally generated funds or by any third party. To the extent the Renovation Amount is not expended for renovations within such thirty (30) month period by either the Buyer or any other party, Homes for America Holdings, Inc. will pay to Seller the difference between the Renovation Amount and the amounts actually expended for renovations to the Property and the Okeechobee Property. Buyer and Seller shall draft the Completion Guaranty and agree upon same during the Financing Period.

34. Indemnification. Seller shall protect, defend, indemnify and hold Buyer and its officers, directors, shareholders and employees harmless from and against any obligation, liability, claim (including, without limitation, any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense (including, without limitation, any judgment, award, settlement, reasonable attorneys' fees and other costs, fees and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (including, without limitation, appellate proceedings), and any collection or enforcement fees, expenses and costs) ("Claim") resulting from: (i) any breach of warranty or representation of Seller contained in Section 15.1 hereof; (ii) any action brought by a third party against Buyer which results from the occurrence of any act, omission or event on or relating in any way to the Property or the Seller prior to the Closing Date; and (iii) those certain actions filed by or through the U.S. Department of Housing and Urban Development by HOPE and Renee Brown, as complainants.

35.  ESCROW AGENT.

(a) Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. Escrow Agent shall not be deemed to have any implied duties or obligations under or related to this Agreement. Escrow Agent is the law firm representing Buyer. In the event of a dispute between the parties, the parties consent to Escrow Agent continuing to represent Buyer, notwithstanding that Escrow Agent shall continue to have the duties provided for in this Agreement.


                            Exhibit 10.26 - Page 24

(b) Escrow Agent may (a) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; (b) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and (c) assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing any instrument; Escrow Agent's duties under this Agreement are and shall be limited to those duties specifically provided in this Agreement.

(c) The parties to this Agreement do and shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, including attorneys' fees and costs, which it may incur or with which it may be threatened by reason of its action as Escrow Agent under this Agreement, except for such matters which are the result of Escrow Agent's gross negligence or willful malfeasance.

(d) If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or about the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement; upon filing such action, Escrow Agent shall be released from all obligations under this Agreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees, including those for appellate matters and for paralegals and similar persons, incurred in its capacity as escrow agent in connection with any such interpleader action; Escrow Agent may represent itself in any such interpleader action and charge its usual and customary legal fees for such representation, and the court shall award such attorneys' fees, including those for appellate matters and for paralegals and similar persons, to Escrow Agent from the losing party. Escrow Agent shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

(e) Escrow Agent may consult with counsel of its own choice, including counsel within its own firm, and shall have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct.

(f) Escrow Agent may resign upon five (5) days' written notice to Seller and Buyer. If a successor escrow agent is not appointed jointly by Seller and Buyer within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

(g) The provisions of this section shall survive the Closing and also the cancellation of this Agreement.




                      [Signatures appear on following page]


                            Exhibit 10.26 - Page 25

IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

WITNESSES:


BUYER:

LAKE CRYSTAL MRK-HFAH, INC., a Florida corporation

s/s  Robert MacFarlane
----------------------------
By:  Robert MacFarlane
Its: Chief Executive Officer

SELLER:

OKEECHOBEE  INVESTMENT, L.L.C., a Florida limited liability company

By: Okee, Inc., a Florida corporation, its managing member

s/s E. Lloyd Ecclestone
----------------------------
E. Lloyd Ecclestone
By:
Its:





                            Exhibit 10.26 - Page 26